Exhibit 99.1

Delphi Promotes Corporate Controller Joseph Massaro
to Chief Financial Officer

GILLINGHAM, England - March 1, 2016 - Delphi Automotive PLC (NYSE: DLPH) announced today that Joseph R. Massaro has been appointed chief financial officer and senior vice president, succeeding Mark Murphy, who has elected to leave the company to pursue other opportunities.

“Delphi is in a unique position to capitalize on the strength and experience of our highly capable finance team to support our continued strong performance and commitment to our customers and shareholders,” said Kevin P. Clark, president and chief executive officer. “Joe has been a significant contributor to Delphi’s success over the past three years and will continue to have a positive impact on Delphi in the future.  His proven finance track record in multiple companies, across multiple industries, coupled with his understanding of Delphi’s operations, make Joe an exceptional choice for the chief financial officer role.  We thank Mark for his service to Delphi and wish him every success in his new endeavors.”

Massaro, 46, joined Delphi in 2013 as vice president, Internal Audit, and was appointed to the position of vice president, corporate controller in 2014.  Before joining Delphi, Massaro was a managing director at Liberty Lane Partners from 2008-2013, a private-equity investment firm focused on building and improving middle-market companies. While there he also served as chief financial officer of inVentiv Health Inc. from 2010 to 2013, which is a leading provider of pharmaceutical development services and a Liberty Lane portfolio company.  Prior to Liberty Lane, Massaro served in a variety of finance and operational roles at Thermo Fisher Scientific from 2002 to 2007, including senior vice president of Global Business Services where his responsibilities included the global sourcing and information technology functions.  Prior to the merger with Thermo Electron, Massaro also served as vice president and corporate controller of Fisher Scientific and held several other senior finance positions.

Massaro began his career at PricewaterhouseCoopers, 1992 to 2002, where he served as a managing director in the firm’s Transaction Services practice.  He received a Bachelor of Science in Finance and Economics from Bentley University, and an MBA and Master of Science in Accounting from Northeastern University.

About Delphi
Delphi Automotive PLC (NYSE: DLPH) is a high-technology company that integrates safer, greener and more connected solutions for the automotive sector. Headquartered in Gillingham, U.K., Delphi operates technical centers, manufacturing sites and customer support services in 44 countries. Visit delphi.com.

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Investor Contact:
Elena Doom Rosman
+1 248.813.2312
Elena.Rosman@delphi.com

Media Contact:
Andrea Knapp
+1 248.813.1226
Andrea.Knapp@delphi.com